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                                                                   Exhibit 10.23


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made this 1st day of August, 1999, by and between NEW DIRECTIONS MANUFACTURING, INC., a Nevada corporation with offices located at 2940 West Willetta, Phoenix, Arizona 85009 ("Employer"), and SEAN F. LEE, a natural person ("Employee") (collectively, the "Parties").

                                    PREMISES

         WHEREAS, Employer is in the business of manufacturing, distributing and marketing contemporary oak wood furniture throughout the United States and Canada;

         WHEREAS, Employee has the requisite skills and experience to manage a company in a business such as Employer and desires to enter into a written agreement to serve as President and Chief Executive Officer of Employer; and

         WHEREAS, Employer desires to secure the services of Employee pursuant to the terms and conditions of an employment agreement and to protect its interest by obtaining certain covenants from Employee.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

         1. Employment. Employer employs Employee and Employee accepts employment as President and Chief Executive Officer of Employer upon the terms and conditions set forth in this Agreement.

         2. Term. The term of this Agreement shall commence August 1, 1999 (the "Effective Date"), and shall continue until the close of business on December 31, 2002 (the "term"). This Agreement may be renewed at the end of the term for an additional term upon the written agreement of the Parties. If there is no written agreement for any additional term(s) then Employee's employment will continue on a month to month basis subject to termination pursuant to the terms of this Agreement.

         3. Compensation. In consideration of the services rendered to Employer by Employee during the term of this Agreement, Employer shall provide Employee the following compensation:

                  a.       Monthly Salary.

                           i.       From the period beginning on August 1, 1999
and ending upon the close of business on December 31, 1999, Employer shall pay Employee a salary at the monthly rate of $7,153.80 (the "Monthly Salary"), such salary to be subject to all applicable local, state and federal withholding taxes, fees, and other assessments. The Monthly Salary shall be payable to


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Employee in accordance with the normal payroll practices of Employer then in effect. Employee shall be solely responsible for income taxes, fees or other assessments imposed on employee by reasons of any cash or non-cash compensation and benefits provided by this Agreement.

                           ii.      From the period beginning on January 1, 2000
and ending upon the close of business on December 31, 2002, Employer shall pay Employee a salary at the monthly rate of $8,333.00 (the "Monthly Salary"), such salary to be subject to all applicable local, state and federal withholding taxes, fees, and other assessments. The Monthly Salary shall be payable to Employee in accordance with the normal payroll practices of Employer then in effect. Employee shall be solely responsible for income taxes, fees or other assessments imposed on employee by reasons of any cash or non-cash compensation and benefits provided by this Agreement.

                  b. Other Compensation. In addition to the Monthly Salary, Employee shall be entitled to the following:

                           i.       all legal and religious national holidays,
and 21 days paid vacation/sick leave per annum commencing in the first year of this Agreement. All vacation time and paid sick leave shall be earned on a trimester basis. Employee shall arrange for vacations in advance at such time or times as shall be mutually agreeable to Employee and Employer. Employee may not receive pay in lieu of vacation/sick leave;

                           ii.      participation in a bonus plan to be
established by Employer;

                           iii.     participation in all employee benefit plans
and arrangements adopted by Employer and provided to Employee relating to pensions, hospital, medical, dental, disability and life insurance, deferred salary and savings plans, and other similar employee benefit plans or arrangements (each, an "Employee Benefit Plan"), to the extent that Employee meets the eligibility requirements for any such Employee Benefit Plan in accordance with the provisions of each Employee Benefit Plan as in effect from time to time; provided, however, that nothing in this paragraph shall require Employer to provide health or medical insurance benefits to Employee or any dependent of Employee with respect to any condition existing prior to the Effective Date of this Agreement, except as may be covered by Employer's health and medical insurance plans sponsored for employees in general; and

                           iv.      payment or reimbursement by Employer for
budgeted expenses incurred by Employee in connection with the performance by Employee of his duties under this Agreement in accordance with Employer's policies and practices for reimbursement of such expenses with respect to Employer's practices for reimbursement of such expenses with respect to Employer's executive officers (e.g. class of travel, hotel, spousal travel allowances, etc.), as in effect from time to time, including, without limitation, reasonable and necessary travel, lodging, entertainment and meals incurred by Employee in furtherance of Employer's business and at Employer's request (including, without limitation, expenses associated with any required travel exceeding 100 miles measured from Employer's current principal place of business in Phoenix, Arizona).


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         4.       Duties. During the term of this Agreement, Employee shall
initially serve as the President and Chief Executive Officer of Employer. Employee shall perform the tasks and have the rights, powers and obligations normally associated with the offices of President and Chief Executive Officer. Subject to Employee's consent and agreement, such agreement not to be unreasonably withheld by Employee, Employee agrees to serve in such other offices or positions with Employer that Employer's Board of Directors shall reasonably request.

                  a. Throughout the term of this Agreement, Employee shall devote his full business time, best efforts, attention and skill to, and shall perform faithfully, loyally and efficiently his duties as president of Employer. Employee will not, without the prior written approval of the Board of Directors, engage in any other business activity which would interfere with the performance of Employee's duties, services and responsibilities or which is in violation of either the terms of this Agreement or the policies established from time to time by Employer (unless specifically permitted by this Agreement or other writing signed by or on behalf of Employer); and

                  b. Employee will punctually and faithfully perform and observe any and all rules and regulations which Employer may now or shall hereafter reasonably establish governing Employee's conduct and the conduct of Employer's business which are consistent with this Agreement.

         5. Extent of Services/Conduct. Employee may perform services for other organizations and volunteer for one or more charitable organizations provided that, in the reasonable judgment of the Board of Directors, such services do not interfere and are not inconsistent with Employee's duties and obligations under this Agreement. Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, and provided further that Employee shall not make a "direct" investment in any specific company which, in the reasonable judgment of the Board of Directors, is in direct competition with the business of Employer. For the purposes of this Section 5, an investment in a mutual fund registered under the Investment Company Act of 1940, as amended, shall not be considered a "direct" investment in any specific company. Employee pledges his careful avoidance of all persona acts, habits, usages, and statement which might injure, in any manner, directly or indirectly, the personal or business or reputation of Employer.

         6. Covenant Not to Compete. Except as may be expressly consented to by the Board of Directors, Employee covenants and agrees for the benefit of Employer and Employer's successors and assigns that during the term of this Agreement or for a period of five (5) years following the Effective Date, whichever shall be longer (the "Restrictive Period"), Employee will not engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant or in any other individual or representative capacity whatever, in the conduct or management of, own (legally or beneficially) or have the right or option to acquire, any direct or indirect interest in any business which, in the reasonable judgment of the Board of Directors, engages, directly or indirectly, in the business of manufacturing, distributing or marketing like product, or otherwise competes with Employer's business or business prospects.


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         Additionally, during the Restrictive Period Employee will not without the written consent of Employer, directly or indirectly: (i) call on, solicit, or use any of the customers or suppliers of Employer or its successors and assigns either for Employee or for any other person, association or entity; or
(ii) solicit or hire employees of Employer or its successors and assigns either for Employee or for any other person, association or entity. Employee specifically acknowledges and agrees that the foregoing covenants are reasonable in content and scope and are given for adequate consideration. Employer shall have the option to reduce the scope and extent of the foregoing covenants, by written notice to Employee, either before or after any adjudication of the legality of said covenants, whereupon said covenants, as so reduced, shall be binding and enforceable against Employer.

         6. Non-Disclosure of Information. In further consideration of employment and the continuation of employment by Employer, Employee will not, directly or indirectly, during or after the term of employment, disclose to any person not authorized by Employer to receive or use such information except, for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive it, any information that is not generally known to anyone other than Employer or that is designated by Employer as "Limited," "Private," "Confidential," or similarly designated.

         7. Termination of Employment. Employee's employment hereunder shall terminate upon the earliest to occur of any of the following events, on the dates and at the times specified below:

                  a. the close of business on the last day of the term of this Agreement and any extension thereof (the "Expiration Date");

                  b. the close of business on the date of Employee's death ("Death");

                  c. the close of business on the Termination Date (as defined below) specified in the Notice of Termination (as defined below) which Employer shall have delivered to Employee due to Employee's Disability. "Disability" shall refer to any situation in which (i) Employee is absent from work for 180 calendar days in any twelve-month period by reason of illness or incapacity whether physical or otherwise; or (ii) the Board of Directors reasonably determines that Employee is unable to perform his duties, services and responsibilities by reason of illness or incapacity (whether physical or otherwise) for a total of 180 calendar days in any twelve-month period during the term of this Agreement. Employee agrees, in the event of any dispute under this Subsection 8(c), and after receipt by Employee of such Notice of Termination from Employer, to submit to a physical examination by a licensed physician selected by Employer. Employee may seek a second opinion from a licensed physician acceptable to Employer. If the results of the first examination and the second examination are different, a licensed physician selected by the physicians who have performed the first and second examinations shall perform a third physical examination of Employee, the result of which shall be determinative for purposes of this Subsection 8(c);

                  d. the close of business on the Termination Date specified in the Notice of Termination which Employee shall have delivered to Employer to terminate his employment ("Voluntary Termination:); and


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                  e.       the close of business on the Termination Date
specified in the Notice of Termination which Employer shall have delivered to Employee to terminate Employee's employment for Cause. "Cause" as used herein shall include termination based on (i) Employee's material breach of this Agreement; (ii) conviction of Employee for any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude whether or not a felony, or any other criminal act against Employer involving dishonesty or willful misconduct intended to injure Employer (whether or not a felony);
(iii) substance abuse by Employee; (iv) the failure or refusal of Employee to follow one or more lawful and proper directives of the Board of Directors delivered to Employee in writing; (v) willful malfeasance or gross misconduct by Employee which discredits or damages Employer; or (vi) unauthorized disclosure of confidences of Employer.

         9. Notice of Termination. Any purported termination of Employee's employment hereunder by either Employer or Employee (other than by reason of Death or on the Expiration Date) shall be communicated by written Notice of Termination to the other party. As used herein, "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment herein.

         10. Termination Date. As used herein, the term "Termination Date" shall mean (i) the date of Employee's death; or (ii) the Expiration Date; or
(iii) the date specified in the Notice of Termination.

         11. Accrued Salary, Benefits. Upon termination of this Agreement, all unpaid but earned or accrued salary as of the Termination Date, shall be due and payable to Employee, Employee's designee(s), or in the absence of such designation, Employee's estate, within thirty (30) days after the Termination Date.

         12. Disability. If the Employee is unable to perform his services by reason of illness or incapacity, the compensation payable to him under
Section 3 herein shall continue only in accordance with decision unilaterally reached by the Board of Directors or pursuant to any written policy of the Company.

         13. Sale of Business. The provisions of this Agreement shall survive the sale or transfer of Employer or Employer's business, and Employer's successor-in-interest or the purchaser of Employer's business, whichever shall be the case, shall be subject to and bound by the terms of this Agreement. This provision shall apply in the event of any of the following events:

                  a. The sale, by the Employer, of substantially all of its assets to a single purchaser or group of associated purchasers;

                  b. The sale, exchange or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than fifty percent (50%) of the outstanding shares of the Employer's common stock; or


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                  c.       The merger or consolidation of the Employer in a
transaction in which the shareholders of the Employer receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

         14. Employee Not Restricted by Other Agreement. The Employee hereby expressly represents, warrants, and covenants to the Employer that he is not bound, in any manner, by any agreement, whether written or oral, which would restrict him from performing any duties under this Agreement.

         15. Survival. The provisions of this Agreement including, specifically, the Employee's representation, covenants, and agreements set forth in Sections 6, 7, and 13 shall survive the termination of this Agreement.

         16. Entire Agreement. This Agreement constitutes the entire understanding between the parties and there are no covenants, conditions, representation, or agreements, oral or written, or any nature whatsoever, other than those herein contained.

         17. Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the parties hereto unless said amendment, alteration, or modification is in writing and signed by all Parties hereto.

         18. Waiver. The waiver of any term, condition, clause, or provision of this Agreement shall in no way be deemed or considered a waiver of any other term, condition, clause or provision of this Agreement.

         19. Severability. If any term, condition, clause or provision of the Agreement shall be deemed to be void or invalid then that term, condition, clause or provision shall be stricken from this Agreement to the extent it is held to be void or invalid, to be void or invalid and in all other respects this Agreement shall be valid and in full force and operation.

         20. Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

                  To Employer:        New Directions Manufacturing, Inc.
                                      2940 W. Willetta
                                      Phoenix, AZ 85009

                  With copy to:       Lynne Bolduc, Esq.
                                      Horwitz & Beam
                                      Two Venture Plaza, Suite 350
                                      Irvine, California 92618


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                  To Employee:        Mr. Sean F. Lee
                                      6305 West Hill Lane
                                      Glendale, AZ 85310

         The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven business days after deposit thereof in the United States mail.

         21. Additional Documents. The Parties hereto agree to execute any and all additional papers and documents reasonably necessary or appropriate to effectuate the terms of this Agreement.

         22. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California which would apply if both Parties were residents of California and this Agreement was made and performed in California. In any legal action involving this Agreement or the parties' relationship, the Parties agree that the exclusive venue for any lawsuit shall be in the state or federal court located within the County of Orange, California. The Parties agree to submit to the personal jurisdiction of the state and federal courts located within Orange County, California.

         23. Assignment. This Agreement shall not be assignable by any party to this Agreement, except upon the written consent of all parties hereto. The Employee shall not have the right to pledge, encumber, or dispose of the right to receive any payments under this Agreement, which payments and right thereto are expressly declared to be nonassignable and nontransferable and, in the event of any attempted assignment or transfer, the Employer shall have no further liability hereunder.

         24. Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

         25. Conflict Waive. The Parties hereto agree and acknowledge that Horwitz & Beam ("H&B" or "the Firm") represents Employer. This Agreement was drafted by H&B. The Parties hereto further acknowledge that they have been informed of the inherent conflict of interest associated with the drafting of this Agreement by the H&B and waive any action they may have against H&B regarding such conflict. All Parties to this Agreement have been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

         26. Indemnification. Each Party (the Indemnifying Party) agrees to indemnify, defend, and hold harmless the other Party (the Indemnified party) from and against any and all liability for injury to persons or damage to or loss of property to the extent caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, including any and all expense and costs, legal or otherwise, incurred by the Indemnified Party in the investigation and defense of any claim,


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demand, or action arising out of the work performed under this Agreement;
provided, however, that the Indemnifying Party shall not be liable for injury to persons or damage to or loss of property caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

         The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

         The rights and obligations of the Parties under this section shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal the day and year first above written.

"Employer"


New Directors Corporation, a Nevada corporation


/s/ Sean Lee                       /s/ Jack F. Horner
---------------------------        ---------------------------------------------
BY: Sean Lee                       BY:   Jack F. Horner, Jr.
ITS: Chairman                      ITS:  Secretary, Vice President, and Director

"Employee"


Sean F. Lee


/s/ Sean F. Lee
----------------------------
Sean F. Lee

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